Exhibit 99.1

USG Corporation Reports Significant Improvement in Operating Results vs. First Quarter of 2010

CHICAGO--(BUSINESS WIRE)--July 22, 2010--USG Corporation (NYSE:USG)

  Net sales of $769 million and a net loss of $74 million
  Improved margin performance in most businesses despite weak demand
  Liquidity remains strong

USG Corporation (NYSE:USG), a leading building products company, today reported second quarter 2010 net sales of $769 million, an operating loss of $25 million and a net loss of $74 million, or $0.74 per diluted share based on 99.5 million average diluted shares outstanding. The corporation’s operating loss in the first quarter of 2010 was $82 million and its net loss for that quarter was $110 million.

“The significant reduction in the company’s operating loss in the second quarter demonstrates the effectiveness of our many initiatives to improve margins and reduce overall costs,” said William C. Foote, Chairman and CEO. “Market conditions during the quarter were similar to the prior quarter and modestly better than the environment experienced last year, but demand remains exceptionally weak. When the economy recovers and demand improves, we expect to achieve substantial operating leverage in our businesses.”

Adjusted for restructuring, impairment and other charges and income from a litigation settlement in the fourth quarter of 2009, the company’s adjusted operating loss was $18 million in the second quarter of 2010, which compares to losses of $70 million in the first quarter of 2010 and $77 million in the fourth quarter of 2009. The adjusted operating losses exclude $7 million of restructuring and impairment charges in the second quarter 2010, $12 million of restructuring and impairment charges in the first quarter of 2010, and $31 million of restructuring and impairment charges and $97 million of income from the litigation settlement in the fourth quarter of 2009.

Core Business Results

North American Gypsum

USG’s North American Gypsum segment reported second quarter 2010 net sales of $428 million and an operating loss of $11 million, which included restructuring and impairment charges of $6 million. In last year’s second quarter, the segment reported net sales of $442 million and an operating loss of $20 million, which included $11 million in restructuring and impairment charges.

United States Gypsum Company reported second quarter 2010 net sales of $336 million and an operating loss of $16 million. This compares with second quarter 2009 net sales of $360 million and an operating loss of $25 million. The operating losses in the second quarters of 2010 and 2009 included restructuring charges of $5 million and $10 million, respectively. The decline in net sales was primarily attributable to lower shipments and a lower average selling price of SHEETROCK® brand gypsum wallboard. The reduction in operating loss was primarily attributable to an increase in gross margins for several complementary product lines, including DUROCK® brand cement boards and FIBEROCK® brand gypsum fiber panels, as well as improved efficiencies in the company’s gypsum wallboard manufacturing operations.

U.S. Gypsum shipped 1.07 billion square feet of gypsum wallboard during the second quarter of 2010 compared with 1.18 billion square feet shipped during the comparable quarter a year ago and 1.15 billion square feet shipped during the first quarter of 2010. U.S. Gypsum’s average realized selling price for SHEETROCK® brand gypsum wallboard was $114.17 per thousand square feet during the second quarter of 2010, compared to $120.79 in the second quarter of 2009 and up from $106.58 in the first quarter of 2010.

The gypsum business of Canada-based CGC Inc. reported second quarter 2010 net sales of $75 million, an increase of $11 million, or 17 percent, compared with the same period a year ago. The sales increase was primarily due to increased sales of SHEETROCK® brand joint treatment products and the favorable effects of currency translation resulting from a weaker U.S. dollar. Operating profit of $6 million was recorded in the second quarter of 2010 compared to operating profit of $2 million in the second quarter of 2009, which included $1 million in restructuring charges. The improvement was due to a reduction in overall costs as well as the favorable effects of currency translation.

USG Mexico S.A. de C.V. reported second quarter 2010 net sales of $37 million, up from $34 million in last year’s second quarter. Second quarter 2010 operating profit improved to $4 million from $3 million in the same period last year. The increases in sales and profits were due to a reduction in overall costs as well as the favorable effects of currency translation.

Building Products Distribution

L&W Supply Corporation and its subsidiaries, which comprise USG’s building products distribution segment, reported second quarter 2010 net sales of $282 million, down 16 percent compared to the second quarter of 2009. Second quarter 2010 net sales reflect lower volumes in all major product categories as a result of weaker residential and commercial construction demand. Gypsum wallboard sales declined 22 percent while sales of products other than wallboard were down 14 percent compared with last year's second quarter.

L&W Supply reported an operating loss of $22 million for the second quarter of 2010 which includes $1 million of restructuring charges. This compares to an operating loss of $26 million, including restructuring charges of $5 million, for last year’s second quarter, and an operating loss of $39 million, including restructuring charges of $8 million for the first quarter of 2010.

During the second quarter, L&W Supply closed one distribution center. As of June 30, 2010, L&W Supply operated 160 distribution centers.

Worldwide Ceilings

USG’s Worldwide Ceilings segment reported second quarter 2010 net sales of $172 million compared with second quarter 2009 net sales of $173 million. Operating profit was $23 million for the second quarter of 2010, an increase of $5 million compared to the second quarter of 2009, which included restructuring charges of $1 million.

USG Interiors Inc., USG’s domestic ceilings business, reported second quarter 2010 net sales of $111 million and operating profit of $18 million. This compared to net sales of $113 million and operating profit of $17 million for the second quarter of 2009. The sales results reflect decreased shipments of ceiling products.

USG International reported net sales of $57 million for the second quarter of 2010, an increase of $2 million compared to the second quarter of 2009. Operating profit was $2 million for the second quarter of 2010 compared with $1 million for the second quarter of 2009, which included $1 million of restructuring charges. The increases in sales and profitability reflect increased demand for several product lines in Europe and Latin America.

The ceilings business of CGC Inc. reported second quarter 2010 net sales of $16 million, up from $15 million in last year’s second quarter. Operating profit was $3 million for the second quarter of 2010, an increase from breakeven for the second quarter last year primarily due to improved operating efficiencies and the favorable effects of currency translation.

Other Consolidated Information

For the first half of 2010, the corporation reported net sales of $1.5 billion and a net loss of $184 million, or $1.85 per diluted share based on 99.5 million average diluted shares outstanding. For the first half of 2009, net sales were $1.7 billion and the net loss was $95 million, or $0.95 per diluted share based on 99.2 million average diluted shares outstanding. The corporation’s results for the first six months of 2010 included restructuring and impairment charges of $19 million ($19 million after-tax, or $0.19 per share). The net loss for the first six months of 2009 also included other income of $10 million ($7 million after-tax, or $0.07 per share) from the reversal of an embedded derivative liability and $29 million ($16 million after-tax, or $0.16 per share) of restructuring and impairment charges.

Selling and administrative expenses were $73 million for the second quarter of 2010, compared to $72 million in the second quarter of 2009. For the first six months of 2010, selling and administrative expenses were $157 million, up $5 million from the first six months of 2009, due primarily to increases in pension and long-term share-based compensation expense.

Interest expense for the second quarter and first six months of 2010 was $44 million and $89 million, respectively. Interest expense was $36 million and $78 million for the second quarter and first six months of 2009, respectively. Interest expense was higher in 2010 primarily due to a higher average level of borrowings. Total debt amounted to $1.960 billion as of June 30, 2010 compared with $1.670 billion as of June 30, 2009 and $1.961 billion as of March 31, 2010.

The effective tax rate for the second quarter of 2010 was 9.9 percent compared to a 30.0 percent tax benefit rate for the same period a year ago.

As of June 30, 2010, the corporation had $555 million of cash and cash equivalents and marketable securities compared with $585 million as of March 31, 2010 and $690 million as of December 31, 2009. The $555 million, along with $151 million of borrowing availability from lines of credit, provided $706 million of total liquidity at the end of the quarter.

Capital expenditures in the second quarter of 2010 were $5 million compared with $12 million in the second quarter of 2009. For the first six months of 2010, capital expenditures were $11 million compared with $28 million for the first six months of 2009.

A conference call is being held today at 10:00 A.M. Central Time during which USG senior management will discuss the corporation’s operating results. The conference call will be webcast on the USG Web site, www.usg.com, in the Investor Relations section. The dial-in number for the conference call is 1-800-315-2944 (1-847-413-2929 for international callers), and the passcode is 27477975. After the live webcast, a replay of the webcast will be available on the USG Web site. In addition, a telephonic replay of the call will be available until Friday, July 30, 2010. The replay dial-in number is 1-888-843-8996 (1-630-652-3044 for international callers), and the passcode is 27477975.

USG Corporation is a manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, Inc., L&W Supply Corporation and other subsidiaries. Headquartered in Chicago, USG’s worldwide operations serve the residential and non-residential construction markets, repair and remodel construction markets, and industrial processes. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply center locations efficiently stock and deliver building materials nationwide. For additional information, visit the USG Web site at www.usg.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ from management’s expectations and, accordingly, may affect our sales and profitability or other results and liquidity. Actual results may differ due to various other factors, including: economic conditions, such as the levels of new home and other construction activity, employment levels, the availability of mortgage, construction and other financing, mortgage and other interest rates, housing affordability and supply, the levels of foreclosures and home resales, currency exchange rates and consumer confidence; capital markets conditions and the availability of borrowings under our credit agreement or other financings; competitive conditions, such as price, service and product competition; shortages in raw materials; changes in raw material, energy, transportation and employee benefit costs; the loss of one or more major customers and our customers’ ability to meet their financial obligations to us; capacity utilization rates; changes in laws or regulations, including environmental and safety regulations; the outcome in contested litigation matters; the effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. We assume no obligation to update any forward-looking information contained in this press release.

USG CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS
(dollars in millions except per share data)
(Unaudited)

	Three Months		Six Months
	ended June 30,		ended June 30,
	2010	2009	2010	2009

Net sales	$769	$829	$1,485	$1,693

Cost of products sold	714	778	1,416	1,594

Gross profit	55	51	69	99

Selling and administrative expenses	73	72	157	152

Restructuring and long-lived asset
impairment charges	7	19	19	29

Operating loss	(25)	(40)	(107)	(82)

Interest expense	44	36	89	78

Interest income	(1)	(1)	(2)	(1)

Other expense (income), net	(1)	1	-	(9)

Loss before income taxes	(67)	(76)	(194)	(150)

Income tax expense (benefit)	7	(23)	(10)	(55)

Net loss	$(74)	$(53)	$(184)	$(95)

Basic loss per common share	$(0.74)	$(0.53)	$(1.85)	$(0.95)
Diluted loss per common share	$(0.74)	$(0.53)	$(1.85)	$(0.95)

Average common shares	99,519,512	99,213,367	99,452,477	99,202,098
Average diluted common shares	99,519,512	99,213,367	99,452,477	99,202,098

Other Information:
Depreciation, depletion and amortization	$43	$48	$88	$104
Capital expenditures	$5	$12	$11	$28

Average common shares and average diluted common shares outstanding are calculated in accordance with
Accounting Standards Codification 260, "Earnings Per Share."

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months		Six Months
	ended June 30,		ended June 30,
	2010	2009	2010	2009
Net Sales:

North American Gypsum:
United States Gypsum Company	$336	$360	$668	$763
CGC Inc. (gypsum)	75	64	151	125
USG Mexico, S.A. de C.V.	37	34	73	69
Other subsidiaries*	9	10	15	20
Eliminations	(29)	(26)	(55)	(57)
Total	428	442	852	920

Building Products Distribution:
L&W Supply Corporation	282	337	530	690

Worldwide Ceilings:
USG Interiors, Inc.	111	113	214	231
USG International	57	55	114	107
CGC Inc. (ceilings)	16	15	33	28
Eliminations	(12)	(10)	(24)	(22)
Total	172	173	337	344

Eliminations	(113)	(123)	(234)	(261)
Total USG Corporation	$769	$829	$1,485	$1,693

Operating Profit (Loss):

North American Gypsum:
United States Gypsum Company	$(16)	$(25)	$(53)	$(46)
CGC Inc. (gypsum)	6	2	13	1
USG Mexico, S.A. de C.V.	4	3	7	5
Other subsidiaries*	(5)	-	(13)	(1)
Total	(11)	(20)	(46)	(41)

Building Products Distribution:
L&W Supply Corporation	(22)	(26)	(61)	(36)

Worldwide Ceilings:
USG Interiors, Inc.	18	17	30	32
USG International	2	1	5	2
CGC Inc. (ceilings)	3	-	6	2
Total	23	18	41	36

Corporate	(14)	(13)	(37)	(41)
Eliminations	(1)	1	(4)	-
Total USG Corporation	$(25)	$(40)	$(107)	$(82)

* Includes a shipping company in Bermuda, and a mining operation in Nova Scotia.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	June 30	December 31,
	2010	2009

Assets
Current Assets:
Cash and cash equivalents	$410	$690
Short-term marketable securities	76	-
Restricted cash	1	2
Receivables (net of reserves - $17 and $16)	414	357
Inventories	298	289
Income taxes receivable	2	20
Deferred income taxes	1	2
Other current assets	72	71
Total current assets	1,274	1,431

Long-term marketable securities	69	-
Property, plant and equipment (net of accumulated
depreciation and depletion - $1,621 and $1,558)	2,352	2,427
Other assets	232	239

Total Assets	$3,927	$4,097

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$229	$205
Accrued expenses	261	273
Current portion of long-term debt	7	7
Income taxes payable	10	7
Total current liabilities	507	492

Long-term debt	1,953	1,955
Deferred income taxes	20	17
Other liabilities	707	703
Commitments and contingencies

Stockholders' Equity:
Preferred stock	-	-
Common stock	10	10
Treasury stock	(185)	(194)
Capital received in excess of par value	2,647	2,640
Accumulated other comprehensive loss	(102)	(80)
Retained earnings (deficit)	(1,630)	(1,446)
Total stockholders' equity	740	930

Total Liabilities and Stockholders' Equity	$3,927	$4,097

USG CORPORATION
ADJUSTED OPERATING LOSS RECONCILIATION TO GAAP OPERATING LOSS
(dollars in millions)
(Unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,
	2010	2010	2009

Adjusted Operating Loss	$(18)	$(70)	$(77)

Litigation settlement income	$-	$-	$97

Restructuring and long-lived
asset impairment charges	$(7)	$(12)	$(29)

Goodwill and other intangible
asset impairment charges	$-	$-	$(2)

Reported Operating Loss	$(25)	$(82)	$(11)

References to Adjusted Operating Loss are non-GAAP measures. Management believes this information provides investors with a more useful comparison of the corporation's ongoing business performance.

CONTACT:
USG Corporation
Media Inquiries: 312/436-4356
Investor Relations: 312/436-4110